Exhibit 99.1

[LOGO OMITTED]

                                   BRANDYWINE WEST, 1521 CONCORD PIKE, SUITE 301
                                                            WILMINGTON, DE 19803

                                                          N E W S  R E L E A S E

                                                     CONTACT:  Elise A. Garofalo
                                                  Director of Investor Relations
                                                                    302-778-8227


              GRAFTECH INTERNATIONAL REPORTS SECOND QUARTER RESULTS

         Wilmington, DE - July 24, 2003 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the second quarter ended June 30, 2003.

2ND QUARTER HIGHLIGHTS

o Net income was $7 million, or $0.12 per diluted share as compared to a net loss of $7 million, or $0.14 per diluted share in 2Q02.

o Net income was $4 million, or $0.07 per diluted share, before restructuring charges of $1 million (before and after tax), a gain on the sale of discontinued operations of $1 million (before and after tax) and other income, net, of $6 million ($3 million after tax). (See attached comparative reconciliation of earnings.)

o Net sales increased 15 percent to $181 million versus 2Q02 and 7 percent versus 1Q03; Gross profit increased 23 percent to $43 million versus 2Q02 and 10 percent versus 1Q03.

o Higher energy costs continued to negatively impact GTI's results, by approximately $2 million in the quarter.

o Ongoing cost savings activities resulted in SG&A and R&D reductions of $2 million in the quarter.

o Net debt (see attached reconciliation of net debt) was reduced to $695 million at June 30 versus $737 million at the end of 1Q03 after completing over $55 million of de-leveraging actions.

o EBITDA was $35 million compared to $26 million in 2Q02 and $27 million in 1Q03 (see attached reconciliation of EBITDA.)

         Craig Shular, Chief Executive Officer of GTI, commented, "Improved profitability in the quarter was primarily due to increased net sales in our synthetic graphite line of business, ongoing cost savings activities and de-leveraging actions. Graphite electrode sales volume was 50,700 metric tons. Average revenue per metric ton of graphite electrodes increased to $2,311 for the year through June 2003, approximately 9 percent higher than in the 2002 fourth quarter. Approximately half of the increase was due to the impact of net changes in currency exchange rates. We reaffirm our outlook of an increase in real average graphite electrode selling price of approximately $100 per metric ton for the year 2003 over the 2002 fourth quarter."

         "We continued our cost savings activities. This quarter was the first full quarter of operation of our newly expanded graphite electrode capacity in Monterrey, Mexico. Our team successfully ran the facility at its new annual capacity of 60,000 metric tons during the quarter. Also during the quarter, we began to see the savings associated with the organizational changes initiated in the 2003 first quarter."

"SYNTHETIC GRAPHITE LINE OF BUSINESS - GRAPHITE POWER SYSTEMS
(GRAPHITE ELECTRODES, CATHODES AND ADVANCED GRAPHITE MATERIALS)

        The synthetic graphite line of business had net sales of $162 million in the 2003 second quarter as compared to $142 million in the 2002 second quarter. The increase was primarily due to higher net sales of graphite electrodes, including the benefit of net changes in currency exchange rates. The average sales revenue per metric ton of graphite electrodes in the 2003 second quarter was $2,347. Graphite electrode sales volume was 50.7 thousand metric tons, 4 percent higher than in the same period in 2002. Gross profit for the synthetic line of business was $39 million in the 2003 second quarter, 21 percent higher than in the same period in 2002. The increase in gross profit was primarily due to higher graphite electrode net sales and improved productivity throughout the production network. These improvements were partially offset by higher energy costs, higher freight costs and the negative impact of net changes in currency exchange rates on costs. Gross margin was 23.8 percent as compared to 22.6 percent in the 2002 second quarter.

OTHER LINES OF BUSINESS
(AET-NATURAL GRAPHITE LINE OF BUSINESS, ADVANCED CARBON MATERIALS LINE OF BUSINESS AND OTHER BUSINESSES)

        Note that this segment has been restated for current and prior periods to exclude GTI's composite tooling business that was sold during the 2003 second quarter, as previously announced.

        Net sales for GTI's other businesses totaled $19 million for the 2003 second quarter as compared to $15 million in the 2002 second quarter. Gross profit increased to $4 million, or 24.3 percent of net sales, as compared to $3 million, or 20.7 percent of net sales, in the 2002 second quarter. Net sales and gross profit increased primarily due to higher net sales and margins in the advanced carbon materials line of business.

        FUEL CELLS

        GTI received additional orders for GRAFCELL(TM) advanced flexible graphite fuel cell products from Ballard Power Systems, under its existing supply agreement. The orders, with a sales value of $650,000, were received in the 2003 second quarter and are in addition to an order announced in January. These orders will be used by Ballard to fulfill its commitment to its automotive customers for fuel cell modules. Over the next two years, three of Ballard's customers, DaimlerChrysler, Ford and Honda, plan to place in fleet demonstrations 150 fuel cell vehicles powered by Ballard(R) fuel cells which use GRAFCELL(TM) products. These 150 vehicles represent the majority of the approximately 175 fuel cell powered vehicles planned by major automakers over the next two years.

        ELECTRONIC THERMAL MANAGEMENT

        During the 2003 second quarter, GTI received new approvals for its thermal interface materials and heat sink and spreader components, including an approval and order from IBM for its eGRAF(TM) HiTherm thermal interface materials for use in IBM's new high-end Regatta Unix servers and an approval and order from Nokia for thermal interface materials for use in a power converter application.

        Also, GTI jointly published and presented an electronic thermal management technical paper with IBM Corporation, entitled "The Development of a Bonded Fin Graphite/Epoxy Heat Sink for High Performance Servers." The paper concludes that the graphite-based heat sink performs competitively with copper at only a quarter of the weight of copper.

CORPORATE

        Selling, general and administrative and research and development expenses were $23 million in the 2003 second quarter as compared to $24 million in the 2003 first quarter. Cost savings programs, including the redesign of employee benefit plans and the streamlining of GTI's organizational structure, resulted in a $2 million reduction of these costs from the 2003 first quarter that was partially offset by higher variable compensation accruals.

        Other income, net, was $6 million in the 2003 second quarter, primarily due to currency exchange benefits associated with euro-denominated intercompany loans, which were partially offset by other expenses including an approximately $1 million mark to market cost adjustment on $500 million of interest rate caps.

        Interest expense was $13 million in the 2003 second quarter, $1 million lower than in the 2003 first quarter due primarily to a lower effective interest rate.
        The effective income tax rate was approximately 40 percent for the 2003 second quarter.

        Net income per diluted share was $0.12 for the 2003 second quarter as compared to a net loss per diluted share of $0.14 in the 2002 second quarter.

COST SAVINGS

        GTI's cost savings program targets $30 million of cumulative recurring annual cost savings by the end of 2003, $16 million more than in 2002. During the 2003 second quarter, GTI realized benefits from improved productivity from its graphite electrode manufacturing facilities, the redesign of its benefit plans and the streamlining of its organizational structure. GTI is on target to deliver the $16 million of incremental savings in 2003.

DE-LEVERAGING AND ASSET SALES PROGRAM

          As recently announced, GTI completed several de-leveraging actions in the 2003 second quarter to bring net debt below $700 million.

         GTI sold non-strategic assets in the quarter and utilized the $18 million of net proceeds to reduce debt. GTI sold its non-strategic composite tooling business for $15 million of net cash proceeds and recorded a gain of $1 million. GTI terminated its executive life insurance program and, in the 2003 second quarter, liquidated its split dollar life insurance policies for executives for net cash proceeds of approximately $3 million. All active employees of GTI now participate in the same, lower cost life insurance program. GTI expects asset sales to total approximately $25 million (of $75 million targeted by the end of 2004) in 2003.

         In addition, in June 2003, GTI sold its $400 million notional amount of interest rate swaps for $21 million in cash. These swaps related to the company's outstanding senior notes and the cash proceeds will be amortized as a benefit to interest expense over the remaining term of the senior notes. In July 2003, GTI entered into $500 million notional amount of interest rate swaps covering the remaining term of the senior notes. The rates of the new swaps are similar to the original market rates of the swaps sold in June. GTI now expects interest expense for 2003, based on current market rates, to be approximately $50-52 million.

        GTI also exchanged $20 million principal face amount of senior notes, plus accrued interest, for approximately 3.8 million shares of common stock in June 2003. These transactions resulted in a net gain of approximately $1 million in the second quarter (included in other income, net). GTI exchanged an additional $15 million principal face amount of senior notes, plus accrued interest, for approximately 2.8 million shares in July 2003. This transaction resulted in a net gain of approximately $1 million for the 2003 third quarter. These transactions were based on market prices prevailing in June and July. Consistent with its debt reduction efforts, GTI may from time to time exchange or purchase senior notes in the open market or privately negotiated transactions, opportunistically on terms that GTI believes to be favorable.

        Net debt was $695 million at June 30, 2003 as compared to $737 million at March 31, 2003. Net cash used in operations was $1 million, including net cash used for working capital, mainly increased accounts receivable of $19 million due to higher net sales, and $5 million paid to the Department of Justice.

        At June 30, 2003, GTI had drawn $11 million under its Euro 200 million ($230 million at June 30, 2003 exchange rates) revolving credit facility with the remaining $203 million (after consideration for outstanding letters of credit) available. For the 2003 second quarter, GTI was in compliance with its senior secured bank credit facility covenants. In addition, based on GTI's current business plans, GTI believes that it will remain in compliance with its senior secured bank credit facility covenants in 2003.

OUTLOOK

        Mr. Shular commented on the outlook, "We continue to closely monitor the steel and aluminum industries in light of continued uncertain global economic conditions. However, we are encouraged by the strong order book for our graphite electrodes and cathodes and expect to operate at capacity to meet demand. We reaffirm our 2003 earnings guidance range of $0.21-$0.26 per diluted share (excluding restructuring charges, gain on sale of discontinued operations and other income, net - see attached reconciliation) and we expect our net debt at year end 2003 to be at or below June 30, 2003 levels."

        For the balance of 2003, the anticipated improvements in interest expense, based on current market rates, are expected to be offset by the loss of earnings from our composite tooling business that has been sold and continuing higher energy costs.

        Mr. Shular continued, "For the 2003 third quarter, we expect earnings per diluted share to be between $0.05-$0.07 (excluding restructuring charges, gain on sale of discontinued operations and other income/expense net). Graphite electrode sales volume in the third quarter, which is a seasonally lower volume quarter, particularly in Europe, is projected to be between 46,000 and 48,000 metric tons."

        "Lastly, we recently announced, effective for new orders beginning August 1, 2003, that the price for our graphite electrodes in North and South America increased to $2,600 per metric ton. Because GTI's order book is full for the second half of 2003, these price increases will not materially impact 2003 results."

         In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The dial-in number is 800-240-2430 for domestic and 303-262-2193 for international. If you are unable to listen to the live call, the call will be archived and available for replay within one day of the original broadcast on our website at www.graftech.com under the Investor Relations section.

         GrafTech International Ltd. is one of the world's largest manufacturers and providers of high quality natural and synthetic graphite and carbon based products and services, offering energy solutions to industry-leading customers worldwide engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We have 13 manufacturing facilities in 7 countries and are the leading manufacturer in all of our major product lines. We produce graphite electrodes that are consumed primarily in the production of steel in electric arc furnaces, the steel making technology used by all "mini-mills," and for refining steel in ladle furnaces. We also produce carbon electrodes that are consumed in the manufacture of silicon metal and cathodes that are used in the production of aluminum. In addition, we develop and manufacture natural graphite for use in materials and components for proton exchange membrane fuel cells and fuel cell systems and thermal interface products for computer, communications and other applications. GRAFCELL(TM), GRAFOIL(R), and eGRAF(TM) are our trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

         NOTE ON FORWARD-LOOKING STATEMENTS: This news release and any related calls or discussions may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as: future production and sales of steel, aluminum, fuel cells, electronic devices and other products that incorporate our products or that are produced using our products; future prices and sales of and demand for graphite electrodes and our other products; future operational and financial performance of various businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; restructuring, realignment, strategic alliance, supply chain, technology development and collaboration, investment, acquisition, joint venture, operating, integration, tax planning, rationalization, financial and capital projects; legal matters and related costs; consulting fees and related projects; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. We have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include: the possibility that global or regional economic conditions affecting our products may not improve or may worsen; the possibility that anticipated additions to capacity for producing steel in electric arc furnaces or anticipated reductions in graphite electrode manufacturing capacity may not occur; the possibility that increased production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or prices or sales volumes of graphite electrodes; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in the aluminum smelting process; the possibility that anticipated additions to aluminum smelting capacity using graphite cathodes may not occur or that increased production of graphite cathodes by competitors may occur; the possibility that increased production of aluminum or stable production of graphite cathodes by competitors may not result in stable or increased demand for or prices or sales volume of graphite cathodes; the possibility of delays in or failure to achieve widespread commercialization of proton exchange membrane, or "PEM," fuel cells which use natural graphite materials and components or that manufacturers of PEM fuel cells may obtain those materials or components used in them from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved electronic thermal management or other products; the possibility of delays in meeting or failure to meet contractually specified or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet growth in demand for new or improved products, if any; the possibility that end markets for our other products may not improve or may worsen; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the occurrence of unanticipated events or circumstances relating to antitrust investigations or lawsuits or to lawsuits initiated by us against our former parents; the possibility that expected cost savings from our 2002 major cost savings plan or our other savings efforts will not be fully realized; the possibility that the anticipated benefits from the corporate realignment of our subsidiaries or the refinement of our organizational structure into three lines of business may be delayed or may not occur or that our provision for income taxes and effective income tax rate (as distinguished from our tax payments) may fluctuate significantly based on changes in financial performance of subsidiaries in various countries, changes in estimates of future ability to use foreign tax credits, changes in tax laws and other factors; the occurrence of unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials, energy supplies or cost, projects described above or strategic plans; the possibility that changes in market prices of our common stock or senior notes may affect our plans regarding de-leveraging or debt reduction activities; changes in interest or currency exchange rates, in competitive conditions or in inflation affecting our raw material, energy or other costs; the possibility of failure to satisfy conditions or milestones to, or occurrence of breach of terms of, our strategic alliances with Pechiney, Ballard, ConocoPhillips or others; the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. Except as otherwise specifically noted, references to future cost savings are based on economic and industry conditions underlying our current business plan (and assume annual graphite electrode production and sales of 180 thousand metric tons and no change in currency exchange rates) and are subject to the criteria, standards and limitations detailed in our filings with the SEC. The statements in this news release or any related discussions or calls shall not be deemed to constitute an admission as to any liability in connection with any claim or lawsuit. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.

                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in millions, except per share data)
                                   (Unaudited)



                                                                                                       DECEMBER 31,       JUNE 30,
                                               ASSETS                                                     2002             2003
                                                                                                          ----             ----
CURRENT ASSETS:
Cash and cash equivalents                                                                             $      11         $     8
Accounts and notes receivable                                                                               104             119
Inventories:
  Raw materials and supplies                                                                                 39              45
  Work in process                                                                                           102             120
  Finished goods                                                                                             30              29
                                                                                                      ---------         -------
                                                                                                            171             194
Prepaid expenses and deferred income taxes                                                                   20              27
                                                                                                      ---------         -------
       Total current assets                                                                                 306             348
                                                                                                      ---------         -------
Property, plant and equipment                                                                               995           1,070
Less: accumulated depreciation                                                                              695             742
                                                                                                      ---------         -------
       Net fixed assets                                                                                     300             328
Deferred income taxes                                                                                       171             187
Goodwill                                                                                                     17              20
Other assets                                                                                                 50              36
Assets of discontinued operations                                                                            15               -
                                                                                                      ---------         -------
       Total assets                                                                                   $     859         $   919
                                                                                                      =========         =======
                                LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable                                                                                      $     105         $   105
Short-term debt                                                                                              18              23
Accrued income and other taxes                                                                               24              32
Other accrued liabilities                                                                                    56              76
                                                                                                      ---------         -------
       Total current liabilities                                                                            203             236
                                                                                                      ---------         -------
Long-term debt:
 Carrying value                                                                                             699             680
 Fair value of hedged debt obligation                                                                         8               -
Unamortized bond premium                                                                                      6               6
                                                                                                      ---------         -------
       Total long-term debt                                                                                 713             686
                                                                                                      ---------         -------
Other long-term obligations                                                                                 258             275
Deferred income taxes                                                                                        32              39
Liabilities of discontinued operations                                                                        4               3
Minority stockholders' equity in consolidated entities                                                       30              29
Commitments & contingencies                                                                                   -               -
STOCKHOLDERS' DEFICIT:
 Preferred stock, par value $.01, 10,000,000 shares authorized, none issued                                   -               -
 Common stock, par value $.01, 100,000,000 and 150,000,000 shares authorized, respectively at
       December 31, 2002 and June 30, 2003
       59,120,160 shares issued at December 31, 2002,
       64,338,211 shares issued at June 30, 2003                                                              1               1
 Additional paid-in capital                                                                                 636             665
 Accumulated other comprehensive loss                                                                      (304)           (302)
 Accumulated deficit                                                                                       (620)           (622)
 Less: cost of common stock held in treasury, 2,542,539 shares at December 31, 2002,
       2,451,035 shares at June 30, 2003                                                                    (88)            (85)
 Less: common stock held in employee benefits trust, 426,400 shares at December 31, 2002
       and June 30, 2003                                                                                     (6)             (6)
                                                                                                      ---------         -------
       Total stockholders' deficit                                                                         (381)           (349)
                                                                                                      ---------         -------
       Total liabilities and stockholders' deficit                                                    $     859         $   919
                                                                                                      =========         =======

                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in millions, except per share data)
                                   (Unaudited)

                                                                                    Three Months Ended         Six Months Ended
                                                                                  June 30,      June 30,      June 30,   June 30,
                                                                                  --------      --------      --------   --------
                                                                                    2002          2003         2002        2003
                                                                                    ----          ----         ----        ----
Net sales                                                                         $     157     $      181    $     291  $     351

Cost of sales                                                                           122            138          226        269
                                                                                  ---------     ----------    ---------  ---------
       Gross profit                                                                      35             43           65         82

Research and development                                                                  3              2            6          5

Selling, administrative and other expenses                                               19             21           37         42

Restricted stock vesting                                                                  5              -            5          -

Other (income) expense, net                                                             (12)            (6)         (12)       (10)

Global realignment and related expenses                                                   2              -            3          -

Restructuring charges                                                                     -              1            5         20

Impairment loss on long-lived and other assets                                           13              -           13          -

Interest expense                                                                         17             13           30         27
                                                                                  ---------     ----------    ---------  ---------
                                                                                         47             31           87         84
                                                                                  ---------     ----------    ---------  ---------
       Income (loss) from continuing operations before provision for income
       taxes                                                                            (12)            12          (22)        (2)

Provision (benefit) for income taxes                                                     (5)             5          (11)         1
                                                                                  ---------     ----------    ---------  ---------
       Income (loss) from continuing operations of consolidated entities
       before minority interest                                                          (7)             7          (11)        (3)

Less: Minority stockholders' share of income                                              -              1            1          1
                                                                                  ---------     ----------    ---------  ---------
       Income (loss) from continuing operations                                          (7)             6          (12)        (4)
                                                                                  ---------     ----------    ---------  ---------

Discontinued operations:
       Income from discontinued operations  (less applicable income taxes
       expense)                                                                   $       -     $        -    $       1  $       1
       Gain on sale of discontinued operations (less applicable income tax
       expense)                                                                   $       -     $        1    $       -  $       1
                                                                                  ---------     ----------    ---------  ---------
Net income (loss)                                                                 $      (7)    $        7    $     (11) $      (2)
                                                                                  =========     ==========    =========  =========

BASIC INCOME (LOSS) PER COMMON SHARE:

       Net income (loss) per share                                                $   (0.14)    $     0.12    $   (0.20) $   (0.04)
                                                                                  =========     ==========    =========  =========
       Weighted average common shares outstanding
         (in thousands)                                                              55,872         57,037       55,848     56,829
                                                                                  =========     ==========    =========  =========
DILUTED INCOME (LOSS) PER COMMON SHARE:

       Net income  (loss) per share                                               $   (0.14)    $     0.12    $   (0.20) $   (0.04)
                                                                                  =========     ==========    =========  =========
       Weighted average common shares outstanding
         (in thousands)                                                              55,872         57,040       55,848     56,878
                                                                                  =========     ==========    =========  =========



NOTE: The consolidated statements of operations for the periods ended June 30, 2002 have been restated to conform with SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendments of FASB Statement No. 13, and Technical Corrections." The effect of the adoption of SFAS No. 145 is to reclassify certain write-offs of capitalized bank charges for the three months and six months ended June 30, 2002 in the amount of $1 million and $4 million respectively from extraordinary items to other (income) expense, net. The corresponding provision for income taxes has been adjusted by $1 million for the six months ended June 30, 2002.

                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (Dollars in millions, except per share data)
                                   (Unaudited)


                                                                                    Three Months Ended         Six Months Ended
                                                                                  June 30,      June 30,      June 30,   June 30,
                                                                                  --------      --------      --------   --------
                                                                                    2002          2003         2002        2003
                                                                                    ----          ----         ----        ----

CASH FLOW FROM OPERATING ACTIVITIES:
 Net income (loss)                                                                $      (7)    $        7    $     (11) $      (2)
 Income from discontinued operations                                                      -              -            1          1
 Gain on sale of discontinued operation                                                   -              1            -          1
                                                                                  ------------------------    --------------------
 Income (loss) from continuing operations                                                (7)             6          (12)        (4)
 Non-cash charges to net income (loss):
      Depreciation and amortization                                                       8              8           15         15
      Deferred income tazes                                                              (5)            (5)         (13)       (10)
      Restructuring charges                                                               -              1            5         20
      Impairment loss on long-lived and other assets                                     13              -           13          -
      Restricted stock vesting                                                            5              -            5          -
      Write-off of capitalized bank fees, net of tax                                      1              -            3          -
      Other non-cash charges (credits)                                                  (24)            (5)         (28)       (20)
 Working capital*                                                                        20             (8)         (24)       (27)
 Long-term assets and liabilities                                                         -              2            -          -
                                                                                  ---------     ----------    ---------  ---------
        Net cash provided by (used in) operating activities from continuing
        operations                                                                       11             (1)         (36)       (26)
        Net cash provided by operating activities from discontinued operations            -              -            -          1
                                                                                  ---------     ----------    ---------  ---------
        NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                              11             (1)         (36)       (25)
                                                                                  ---------     ----------    ---------  ---------
CASH FLOW FROM INVESTING ACTIVITIES:
 Capital expenditures                                                                   (11)           (11)         (20)       (20)
  Proceeds from sale of discontinued operations                                           -             15            -         15
                                                                                  ---------     ----------    ---------  ---------
         NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                            (11)             4          (20)        (5)
                                                                                  ---------     ----------    ---------  ---------

CASH FLOW FROM FINANCING ACTIVITIES:
 Short-term debt borrowings (reductions), net                                             9             10           10          4
 Revolving credit facility borrowings (reductions), net                                 (70)           (34)         (95)         1
 Long-term debt borrowings                                                              157              -          557          -
 Long-term debt reductions                                                              (75)             -         (387)         -
 Proceeds from reset of interest rate swap                                                -             21            -         31
 Purchase of interest rate caps                                                           -             (1)           -         (5)
 Sale of common stock                                                                     -              -            1          -
 Financing costs                                                                         (6)             -          (20)         -
 Dividends paid to minority shareholders                                                  -              -            -         (4)
                                                                                  ---------     ----------    ---------  ---------
        NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                              15             (4)          66         27
                                                                                  ---------     ----------    ---------  ---------
Net decrease in cash and cash equivalents                                                15             (1)          10         (3)
Effect of exchange rate changes on cash and cash equivalents                              3              -            3          -
Cash and cash equivalents at beginning of period                                         33              9           38         11
                                                                                  ---------     ----------    ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $      51     $        8    $      51  $       8
                                                                                  =========     ==========    =========  =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Net cash paid during the  periods for:
 Interest expense                                                                 $       5     $        8    $      17  $      33
                                                                                  =========     ==========    =========  =========
 Income taxes                                                                     $       1     $        4    $       4  $       5
                                                                                  =========     ==========    =========  =========
*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Notes and accounts receivable                                                     $     (15)    $      (19)   $     (18) $      (6)
Inventories                                                                               6              -           10         (9)
Prepaid expenses and other current assets                                                 1             (4)          (2)        (3)
Increase (Decrease) in accounts payable and accruals                                     27             17          (12)        (2)
Antitrust investigations and related lawsuits and claims, net                             -              -            -         (4)
Restructuring payments, net                                                               1             (2)          (2)        (3)
                                                                                  ---------     ----------    ---------  ---------
        WORKING CAPITAL                                                           $      20     $       (8)   $     (24) $     (27)
                                                                                  =========     ==========    =========  =========

                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                              SEGMENT DATA SUMMARY
                              (Dollars in millions)
                                   (Unaudited)

                           ----------------------------------------------------
                                        THREE MONTHS ENDED
                              JUNE 30,         MARCH 31,        JUNE 30,
                               2002             2003             2003
                               ----             ----             ----
    NET SALES:
    Synthetic Graphite     $      142        $     149        $    162
    Other                  $       15        $      21        $     19
                          ---------------------------------------------------
    Total                  $      157        $     170        $    181

    COST OF SALES:
    Synthetic Graphite     $      110        $     115        $    123
    Other                  $       12        $      16        $     15
                          ---------------------------------------------------
    Total                  $      122        $     131        $    138

    GROSS PROFIT:
    Synthetic Graphite     $       32       $       34        $     39
    Other                  $        3       $        5        $      4
                          ---------------------------------------------------
    Total                  $       35       $       39        $     43

    GROSS PROFIT MARGIN:
    Synthetic Graphite          22.6%            22.7%           23.8%
    Other                       20.7%            25.0%           24.3%
    Combined                    22.4%            23.0%           23.9%

         NOTE ON SEGMENT DATA: The "Other" segment has been restated for current and prior periods to exclude GTI's composite tooling business that was sold in June 2003.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)



NET INCOME (LOSS) AND EARNINGS PER SHARE RECONCILIATION
-------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                                      THREE MONTHS          THREE MONTHS
                                                                      ENDED JUNE 30,        ENDED JUNE 30,
                                                                        2002                   2003
---------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) [($0.14) and $0.12 per diluted share,                  $(7)                   $ 7
respectively]
---------------------------------------------------------------------------------------------------------------
Adjustments:
---------------------------------------------------------------------------------------------------------------
    Restructuring, impairment and global realignment, net of               9                      1
    tax
---------------------------------------------------------------------------------------------------------------
    Gain on sale of discontinued operations                                -                     (1)
                                                                           -                     ---
---------------------------------------------------------------------------------------------------------------
INCOME (LOSS) EXCLUDING ADJUSTMENTS  [$0.03 and $0.12 per
diluted share, respectively]                                             $ 2                    $ 7
                                                                          --                     ---
---------------------------------------------------------------------------------------------------------------
Other (income) expense, net, net of tax                                  $(8)                   $(3)
                                                                         ----                   ----
---------------------------------------------------------------------------------------------------------------
INCOME (LOSS) EXCLUDING RESTRUCTURING, IMPAIRMENT, GLOBAL                $(6)                   $ 4
REALIGNMENT CHARGES, GAIN ON SALE OF DISCONTINUED OPERATIONS
AND OTHER (INCOME) EXPENSE, NET [($0.11) and $0.07 per diluted share, respectively]
---------------------------------------------------------------------------------------------------------------


         Income (loss) excluding restructuring, impairment, global realignment charges, gain on sale of discontinued operations and other (income) expense, net, is a non-GAAP financial measure that GTI calculates according to the schedule above. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company's operating profitability. Management uses income excluding these items as well as other financial measures in connection with its decision-making activities. Income excluding these items should not be considered in isolation or as a substitute for net income, income from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI's method for calculating income excluding these items may not be comparable to methods used by other companies.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)



2003 ESTIMATED NET INCOME (LOSS) AND EARNINGS PER SHARE RECONCILIATION
----------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                                 ACTUAL SIX MONTHS        ESTIMATED YEAR
                                                                  ENDED JUNE 30,          ENDED DECEMBER
                                                                       2003                 31, 2003
---------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) [($0.04) actual and $0.09-$0.14 estimated
range per diluted share, respectively]                                  $(2)                    $6-9
---------------------------------------------------------------------------------------------------------------
Adjustments:
---------------------------------------------------------------------------------------------------------------
    Restructuring                                                        13                      13
---------------------------------------------------------------------------------------------------------------
    Gain on sale of discontinued operations                              (1)                     (1)
                                                                         ---                     ---
---------------------------------------------------------------------------------------------------------------
INCOME (LOSS) EXCLUDING ADJUSTMENTS  [$0.17 actual and
$0.30-$0.35 estimated range per diluted share, respectively]            $10                    $18-21
                                                                        ===                    ======
---------------------------------------------------------------------------------------------------------------
Other (income) expense, net, net of tax                                 $(5)                    $(5)
                                                                        ----                    ----
---------------------------------------------------------------------------------------------------------------
INCOME (LOSS) EXCLUDING RESTRUCTURING CHARGES, GAIN ON SALE
OF DISCONTINUED OPERATIONS AND OTHER (INCOME) EXPENSE, NET               $5                    $13-16
[$0.08 actual and $0.21-0.26 estimated range per diluted
share, respectively]
---------------------------------------------------------------------------------------------------------------


         NOTE ON RECONCILIATION OF EARNINGS AND EBITDA GUIDANCE DATA: Earnings guidance is provided on a GAAP basis assuming no change in interest rates or currency exchange rates and excluding restructuring charges, impairment losses, gain on sale of discontinued operations and other (income) expense, net. EBITDA guidance is provided based on the same assumptions. GTI does not forecast changes in interest or currency rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars), interest expense due to variable interest rates on a portion of GTI's debt, and other (income) expense, net, due to translation of currency gains and losses on intercompany loans or mark-to-market cost adjustments on interest rate caps. Some of these items are recorded in other (income) expense, net. Other items included in other (income) expense, net are non-operational items that are non-recurring or otherwise not reasonably predictable. GTI expects to record restructuring charges of about $6 million, before tax, over the next 12-18 months; however, it cannot forecast the amount for any specific quarter or year. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, earnings and EBITDA guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.
         The schedule above assumes weighted average outstanding shares of 60.5 million for the year ended December 31, 2003 and 64.3 million for the 2003 third and fourth quarters.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)
EBITDA RECONCILIATION



                                                                    ------------------------------------------------------------
                                                                     Q1 2002   Q2 2002   Q3 2002   Q4 2002   Q1 2003   Q2 2003
                                                                    ------------------------------------------------------------
Net income (loss)                                                       (4)       (7)       (5)       (2)       (9)        7
ADD BACK:
Extraordinary item, net of tax                                           -         -         -         -         -         -
Minority stockholders' share of income                                   1         -         1         -         -         1
Provision for (benefit from) income taxes                               (6)       (5)       (3)        -        (4)        5
Depreciation and amortization                                            7         8         7         7         7         8
Interest expense                                                        13        17        15        15        14        13
Restructuring & impairment losses on long lived and other assets         5        13         1         4        19         1
--------------------------------------------------------------------------------------------------------------------------------
EBITDA                                                                  16        26        16        24        27        35
================================================================================================================================
EBITDA as a Percent of net sales                                      11.6%     16.1%     10.4%     15.0%     15.5%     18.8%
MEMO : Cash portion of restructuring and impairment losses             $ 5         -         -       $ 1       $ 4       $ 1
MEMO :  Other (income) expense, net, included above                      -      $(12)      $ 2       $(2)      $(4)      $(6)
MEMO :  Gain on sale of discontinued operations                          -         -         -         -         -       $ 1
                                                                    ---------------------------------------------------
                                                                       1998      1999      2000      2001      2002
                                                                    ---------------------------------------------------
Net income (loss)                                                      (37)       42        10       (87)      (18)
ADD BACK:
Extraordinary item, net of tax                                           7         -        13         -         -
Minority stockholders' share of income                                   2         3         3         2         2
Provision for (benefit from) income taxes                               32         1        10        15       (14)
Depreciation and amortization                                           51        45        43        36        29
Interest expense                                                        73        84        75        60        60
Restructuring & impairment losses on long lived and other assets       146        29         9        92        23
-----------------------------------------------------------------------------------------------------------------------
EBITDA                                                                 274       204       163       118        82
=======================================================================================================================
EBITDA as a Percent of net sales                                      28.9%     24.5%     21.0%     18.0%     13.4%
MEMO : Cash portion of restructuring and impairment losses             $57       $ -       $ 6       $ 8       $ 6
MEMO :  Other (income) expense, net, included above                    $ 8       $(9)      $(1)      $ 1       $(12)



         NOTE ON EBITDA RECONCILIATION: Extraordinary items relating to capitalized debt fees for 2002 have been reclassified into other (income) expense, net, in accordance with new accounting standards.

         EBITDA is a non-GAAP financial measure that GTI currently calculates according to the schedule above. GTI believes that EBITDA is generally accepted as providing useful information regarding a company's ability to incur and service debt. GTI also believes that EBITDA provides useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA as well as other financial measures in connection with its decision-making activities. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI's method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured bank credit facilities or its senior notes.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                         Net Debt Reconciliation

                                           -------------------------------
                                              DEC-02    MAR-03    JUN-03
                                           -------------------------------
Long term debt                                713       742       686
Short term debt                                18        12        23
--------------------------------------------------------------------------
Total debt                                    731       754       709
LESS:
Fair value of hedged debt obligation            8         2         0
Unamortized bond premium                        6         6         6
Cash and cash equivalents                      11         9         8
--------------------------------------------------------------------------
Net debt                                      706       737       695
==========================================================================

         NOTE ON NET DEBT RECONCILATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value of hedged obligations (which are interest rate swaps that have been marked-to-market) because they currently represent an asset with an offsetting non-cash obligation recorded as a component of long-term debt on the consolidated balance sheet. GTI believes that net debt is generally accepted as providing useful information regarding a company's indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze liquidity. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI's method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured bank credit facilities.